Exhibit 99.1

Contact:          Mark Honigsfeld
          (516) 374-6700 Ext. 601


COMPU-DAWN TO SEEK OTHER ACQUISITIONS AND HAS ENGAGED LAIDLAW & CO., INC. AS ITS INVESTMENT BANKERS FOLLOWING TERMINATION OF AGREEMENT TO ACQUIRE INTEREST IN COMPANY WHICH HAS RIGHT TO OPERATE ON-LINE RUSSIAN LOTTERY


CEDARHURST, NY September 1, 1998 - Compu-DAWN, Inc. (NASDAQ: CODI) has terminated the agreement to acquire a 50% indirect interest in Press-Loto, the Russian limited liability company which has the right to operate a national on-line  lottery  in  Russia.  Compu-DAWN  invoked  its right to  terminate  the
agreement  after  conditions  to  Compu-DAWN=s   obligation  to  consummate  the
acquisition were not fulfilled by August 31, 1998, the date by which those conditions had to be fulfilled under the agreement.

Compu-DAWN intends to seek other acquisitions at this time and has engaged Laidlaw & Co., Inc. as its investment banker and advisor to assist it in identifying and exploring acquisition opportunities. In addition to seeking acquisition candidates, Compu-DAWN is continuing to pursue its core business in the ordinary course.

Compu-DAWN   currently  has  tangible   assets  in  excess  of   liabilities  of
approximately $7 million, including cash on hand of approximately $6.5 million, and it has 3,166,507 Common Shares outstanding.

Compu-DAWN, Inc. is in the business of designing, developing, licensing, installing and servicing computer application and communication software products and systems for law enforcement and other public safety agencies. The Company has developed, licensed and installed its system in more than 60 agencies, primarily located in the State of New York.

This press release may include certain forward-looking statements about the Company that are based on management's current expectations. Actual results may differ materially as a result of any one or more of the risks identified in the Company's filings under the Securities Exchange Act of 1934.

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